Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Dwayne L. Hyzak, President & COO, dhyzak@mainstcapital.com

Brent D. Smith, CFO, bsmith@mainstcapital.com

713-350-6000

Dennard - Lascar Associates

Ken Dennard / ken@dennardlascar.com

Mark Roberson / mroberson@dennardlascar.com

713-529-6600

Main Street Announces

Amendment of its Credit Facility

Maturity of the Facility Extended to September 2021

HOUSTON — November 1, 2016 — Main Street Capital Corporation (NYSE: MAIN) (“Main Street”) announced today the amendment of its five-year credit facility (the “Credit Facility”). The recently closed amendment provides an extension of the final maturity by one year to September 2021, with the Credit Facility available on a fully revolving basis for the entire five-year term.  The total commitments of the Credit Facility remain at $555.0 million while maintaining an accordion feature that allows for an increase up to $750.0 million of total commitments from new and existing lenders on the same terms and conditions as the existing commitments.  The interest rate for outstanding borrowings under the Credit Facility remains unchanged at the applicable LIBOR rate plus 1.875% so long as Main Street maintains an investment grade rating and satisfies certain agreed upon excess collateral and leverage requirements.  In addition to the extended maturity, Main Street continues to maintain two, one-year extension options under the amended Credit Facility which could extend the final maturity of the Credit Facility for up to two additional years, subject to certain conditions, including lender approval.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies and debt capital to middle market companies. Main Street’s portfolio investments are typically made to support management buyouts, recapitalizations, growth financings, refinancings and acquisitions of companies that operate in diverse industry sectors. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one stop” financing alternatives within its lower middle market portfolio. Main Street’s lower middle market companies generally have annual revenues between $10 million and $150 million. Main Street’s middle market debt investments are made in businesses that are generally larger in size than its lower middle market portfolio companies.

Main Street’s common stock trades on the New York Stock Exchange (“NYSE”) under the symbol “MAIN.” In addition, Main Street has outstanding 6.125% Notes due 2023, which trade on the NYSE under the symbol “MSCA.”

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